Exhibit 99.1

NEWS RELEASE Contact: Alan Hill SI International 703-234-6854 alan.hill@si-intl.com

SI International Issues Guidance for Fiscal Year 2004

Company Expects Continued Strong Growth in 2004

RESTON, VIRGINIA – January 22, 2004 – SI International, Inc. (Nasdaq:SINT), an information technology (IT), network solutions, and systems engineering company serving the federal government, today provided guidance for its Fiscal Year 2004 (FY04), which began on December 28, 2003.

For FY04, SI International expects revenue to grow to be between $240 and $255 million; and net income to increase to be between $9.7 and $11.2 million.  SI International forecasts that the anticipated growth will come from strong demand for SI International’s services on mission-critical assignments in the areas of federal IT modernization, homeland security, space systems modernization, and outsourcing.

Diluted earnings per share for FY04 are estimated to be between $1.10 and $1.25.  The tax rate for FY04 is projected to be 39.5 percent.

For the first fiscal quarter, SI International forecasts revenue to range between $50 and $54 million.  Net income is expected to be between $2.1 and $2.3 million.  Diluted earnings per share are anticipated to be between $0.24 and $0.26.

The guidance provided in this release includes the anticipated contribution of the acquisition of MATCOM to SI International’s 2004 results.

	Q1 2004	Full Year 2004
Revenue	$50 – $54 million	$240 – $255 million
Net Income	$2.1 – $2.3 million	$9.7 – $11.2 million
Diluted Earnings Per Share	$0.24 – $0.26	$1.10 – $1.25

“SI International is in the right markets and we provide the right mix of proven capabilities to address the U.S. government’s most urgent IT priorities,” said Ray Oleson, Chairman and CEO of SI International.  “We expect that the acquisition of MATCOM, combined with continued strong organic growth, will set us up for positive trends in sales and profitability in 2004.”

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About SI International: SI International is a provider of information technology, network solutions, and systems engineering primarily to the federal government.  The company combines technological and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  More information about SI International can be found at www.si-intl.com.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  These forward-looking statements involve a number of risks and uncertainties, which are described in SI International, Inc.’s filings with the Securities and Exchange Commission.  These risks and uncertainties include: differences between authorized amounts and amounts received by SI International, Inc. under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; SI International, Inc.’s ability to attract and retain qualified personnel; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K/A filed by SI International, Inc. with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov.  The actual results may differ materially from any forward-looking statements due to such risks and uncertainties.  SI International, Inc. undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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